Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on May 10, 2016

Registration Statement No. 333-207859-03

*New ABS: FULL PRICING DETAILS*

$1.1+ bln GM Financial Automobile Leasing Trust 2016-2 (Deal will not grow)

JTLEADS: Deutsche Bank(str), BNP, Mizuho, SocGen

CO-MGRS: Barclays, BMO, Citi, RBC

CL	QTY/MMs	WAL	S&P/Ftch	EXPCT	LEGAL	BENCHMK	SPRD	YLD	CPN	$PX
A1	$138.000	0.30	A-1+/F1+	12/16	05/17	YIELD	0.64%	0.640	0.64	100.00000
A2A	$220.000	1.38	AAA/AAA	03/18	10/18	EDSF	+50	1.290	1.28	99.99102
A2B	$160.000	1.38	AAA/AAA	03/18	10/18	1ML	+50	—	1ML+50	100.00000
A3	$375.620	2.23	AAA/AAA	01/19	09/19	ISWAPS	+75	1.630	1.62	99.99015
A4	$90.000	2.78	AAA/AAA	03/19	03/20	ISWAPS	+84	1.776	1.76	99.97434
B	$46.120	2.88	AA/AA	04/19	03/20	ISWAPS	+115	2.096	2.08	99.98071
C	$42.530	2.92	A/A	05/19	03/20	ISWAPS	+165	2.600	2.58	99.98302
D	$32.950	3.01	BBB/BBB	05/19	02/21	< ISSUER RETAINED >

• PxSpeed	:	100 PPC To Maturity	• Deal Size	:	$1,105,220,000 (No Grow)
• Expected Settle	:	05/18/2016	• Format	:	Public/SEC-Registered
• First Payment	:	06/20/2016	• Bloomberg	:	GMALT 2016-2
• Expected Ratings	:	S&P and Fitch	• ERISA	:	YES
• Bill & Deliver	:	Deutsche Bank	• Min Denoms	:	$1k x $1k
• Timing		Priced 5/10/2016

CLS	CUSIP	ISIN
A1:	36251LAA1	US36251LAA17
A2A:	36251LAB9	US36251LAB99
A2B:	36251LAC7	US36251LAC72
A3:	36251LAD5	US36251LAD55
A4:	36251LAE3	US36251LAE39
B:	36251LAF0	US36251LAF04
C:	36251LAG8	US36251LAG86
D:	36251LAH6	US36251LAH69

***This is a public/SEC-registered transaction***

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes any information contained in any prior similar materials relating to the securities. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the Securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities, until we have accepted your offer to purchase securities.

You are advised that the terms of the securities, and the characteristics of the pool assets backing them, may change (due, among other things, to the possibility that the assets that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different assets may be added to the pool, and that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the assets and securities having the characteristics described in these materials. If for any reason the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.